UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BlackRock Credit Allocation Income Trust
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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June 5, 2019

Dear Shareholder,

We are asking you to help us protect your investment in BlackRock Credit Allocation Income Trust (NYSE: BTZ) from the self-serving activities of a hedge fund. This hedge fund wants to further its own, short-term interest by taking actions that will disrupt the investment strategy that brought you and other shareholders to the Fund in the first place. By reviewing the enclosed proxy statement and voting the WHITE proxy card today, you can preserve the investment you made in the Fund.

A guiding principle of your Fund’s Board of Trustees is to make decisions in the best long-term interest of the Fund and its shareholders like you. Trustees on the Board are not only expected to have the skills, qualifications and requisite experience to oversee your Fund, they are expected to act in the best interests of all Fund shareholders. Your Board-approved nominees have unique knowledge, views and insight that allows the Board, as a whole, to make informed decisions in your Fund’s best long-term interest. Under the Board’s leadership, the Fund has generated competitive performance on both an absolute and relative basis compared to the Fund’s Lipper Peer Group and reference benchmark.

A hedge fund managed by Saba Capital Management, L.P. (“Saba”) is a short-term investor in the Fund and is now attempting to install inexperienced individuals on your Board who are paid by Saba and whom we believe would serve Saba’s own purposes. Saba has a running history of trying to put these same individuals on the board of other closed-end funds and is currently attacking at least 5 other closed-end funds. In the case of your Fund, Saba failed to comply with the Fund’s bylaws and the Board has determined that Saba’s nominations are invalid. As a result, votes for those individuals will not be counted at the meeting.

You may still receive solicitations from Saba seeking your proxy to approve its self-serving proposals. There are numerous reasons to reject Saba in addition to its failure to make valid nominations. Saba is also asking you to approve a request that the Board declassify itself so that all board seats would be subject to annual election, making your Fund vulnerable to abrupt changes based on the short-term objectives of shareholders like Saba. A classified board structure is common for closed-end funds, which are different from operating companies, and is intended to ensure stability and protect the long-term interests of fund shareholders. All of the top 10 closed-end fund families (by assets under management) have closed-end funds that utilize a classified board structure. In addition, studies suggest that companies with staggered boards have benefited shareholders by freeing managers to focus on long term results and increasing shareholder value.

Your Board is devoted to overseeing and safeguarding your investment in the Fund. But we cannot fight this hedge fund and its disruptive tactics alone. We need you, as a shareholder, to act. We ask that you please take a moment to cast your vote “FOR” the Board-approved nominees listed on the enclosed WHITE proxy card and “AGAINST” Saba’s proposal. Voting takes just a few minutes and can be done by mail, phone or online.

Don’t let a hedge fund seeking short-term profits put its interests above yours. You can read about the extensive qualifications and experience of each Board member and Board-approved nominee in the enclosed proxy statement.

It is important to know that Saba may contact you by mail to solicit your vote. Please do not mail in any other proxy card that you might receive. Doing so could cancel out your vote for the Board-approved nominees and help a hedge fund prevail over the interests of all shareholders.

Acting for shareholders.

Thinking for the long-term.

Your 2019 Board-Approved Nominees

Over a century of combined experience in the investment management industry.	Richard E. Cavanagh (Co-Chair)	Former Harvard dean with decades of board experience and corporate governance leadership
	Cynthia L. Egan	Former senior leadership roles at T. Rowe Price and Fidelity Investments with expertise in the investment company and retirement industries
	Robert Fairbairn	Vice Chairman of BlackRock and decades of insight into the investment management industry and needs of today’s investor
	Henry Gabbay	Decades of financial experience and a career devoted to the care and oversight of BlackRock investment companies

We and the entire Board are committed to your Fund and protecting your long-term financial interests as shareholders. We are honored to serve your Fund and its shareholders and ask for your continued support and confidence.

Yours faithfully,

Richard E. Cavanagh	Karen P. Robards
Co-Chair of the Board	Co-Chair of the Board

Your vote matters because your investment matters. VOTE TODAY

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